IMPORTANT NOTICE

FOR YOUR MUFG UNION BANK CUSTODY ACCOUNT AGREEMENT

MUFG Union Bank, N.A. (“Bank”) is notifying its customers with Custody accounts as of June 19, 2018 that there are important changes to your Custody Account Agreement. Please contact your Client Development Manager if you have any questions regarding this notice.

Please note that effective thirty (30) days following the date above the terms of your Custody Account Agreement are hereby updated as follows to reflect the addition of language regarding Sanctioned Persons.

FIRST: The following language is hereby inserted into your Custody Account Agreement and made a part thereof:

X.     Sanctioned Person(s)

X.1   Customer hereby represents and warrants that neither it nor any of its subsidiaries nor, to the knowledge of Customer any affiliate or any director, officer, agent or other Person acting on behalf of Customer: (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, or (iii) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws. In addition, neither Customer nor any of its subsidiaries nor, to the knowledge of Customer, any affiliate or any director, officer, agent or other Person acting on behalf of Customer has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws; and Customer has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

X.2   For the purpose of the foregoing: “Sanctioned Person” means, at any time, any Person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by the Office of Foreign Assets Control (OFAC), or any similar list maintained by OFAC, the U.S. Department of State or the United Nations Security Council; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; or (d) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions Laws from engaging in trade, business or other activities. “Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the Patriot Act, the Trading with the Enemy Act , the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; and (b) the United Nations Security Council or any other legislative body of the United Nations. “Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Customer from time to time concerning or relating to anti-money laundering and terrorist financing, including the Bank Secrecy Act, as amended by the USA Patriot Act of 2001, the US Money Laundering Control Act, and the implementing regulations of the Bank Secrecy Act. “Sanctioned Country” means a country or territory that is or whose government is subject to a U.S. sanctions program that broadly prohibits dealings with that country, territory or government (including, without limitation, Iran and North Korea). “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to Customer or any of its subsidiaries concerning or relating to bribery or corruption.

SECOND: The inserted language above hereby supersedes and replaces any conflicting language regarding the subject matter in your Custody Account Agreement.

THIRD: All references and numbering conventions in your Custody Account Agreement are hereby updated as necessary to effect the addition of the inserted language above.

FOURTH: Except as reflected in this notice, there are no additional changes to the terms of your Custody Account Agreement and all terms shall continue in full force and effect.

©2018 Mitsubishi UFJ Financial Group, Inc. All rights reserved. The MUFG logo and name is a service mark of Mitsubishi UFJ Financial Group, Inc., and is used by MUFG Union Bank, N.A., with permission. Member FDIC.

(2018-05-01)